Exhibit 10(e)

FINANCE REVENUE SHARING AGREEMENT

This Finance Revenue Sharing Agreement (the “Agreement”) is made and entered into as of April 10, 2004 by and between 21ST MORTGAGE CORPORATION, a Delaware corporation (“Lender“), and Prestige Home Centers, Inc., a Florida Corporation and Majestic Homes, Inc., a Florida Corporation, together the (“Sellers”).

Sellers are subsidiary corporations, wholly owned by Nobility Homes Inc. and are engaged in the retail sale of manufactured homes at multiple sales centers owned by Sellers in the continental United States. Lender arranges and provides long term financing to retail purchasers of manufactured homes.

Sellers have agreed to refer customers at Sellers-owned sales centers (the “Customers”) to Lender for financing, to assist in the credit application process, to assist in the documentation process for approved loans and, under certain circumstances, to repurchase the manufactured homes of Customers who default on their financing obligations to Lender. Lender has agreed to review credit applications submitted by Sellers for its Customers, to extend financing to Sellers Customers who meet Lender’s credit requirements, to provide funds for the loans to Customers and to service the loans to Customers.

Sellers and Lender have further agreed to share in the revenues, expenses, costs, risks, profits and losses derived from financing provided by Lender to Sellers’ Customers.

The parties desire to set forth the terms and conditions of their Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, Lender and Sellers agree as follows:

1)	Origination and Servicing of Loans. Loans from Lender to Sellers’ Customers (“Customer Loans”) will be originated and serviced as follows:

a)	Sellers will refer its Customers to Lender to obtain financing for the purchase of manufactured homes from Sellers. Sellers may refer Customers to other financing sources but only after Lender has underwritten the deal and provided a timely decision regarding approval or denial of Lender’s intent to offer financing.

b)

Lender will provide financing to Customers who meet the Lender credit requirements and are approved in accordance with the policies and procedures of Lender, such loans to be secured by manufactured homes or manufactured homes and land. Lender will offer financing rates and finance plans to Customers that are comparable to rates and plans offered by other national finance companies. All decisions in regard to credit risk, credit approval, loan terms, loan documents and financing products offered will be the sole responsibility of Lender, which may approve or reject loan applications in its sole discretion.

c)	Sellers’ sales representatives will assist Customers in completing credit applications and will provide deal terms and other required information to Lender. Sellers will also facilitate Customer interviews with Lender.

d)	Sellers will advise its Customers of credit decisions by Lender. If a Customer’s loan is approved, Sellers will arrange for the closing of the loan and execution of loan documents on forms provided and approved by Lender.

e)	Sellers will forward all approved credit applications and all original loan documents to Lender for funding. Lender will fund Customer Loans after completion of installation of the manufactured home. Customer Loans will be funded on a daily basis. In the event that unsatisfactory Customer interviews occur, Lender may conduct its Customer interviews prior to funding.

f)	Sellers will timely submit the necessary title and lien perfection documentation to Lender, and Lender will timely apply for certificates of title with notation of liens. Any excess title fees charged by Sellers on a Contract will be applied to the Customers loan principal balance.

g)	Lender will arrange for the recording of mortgages, deeds of trust or other security documents on land/home transactions.

h)	All credit applications and approved loans will be handled by Sellers and Lender in accordance with the policies and procedures of Lender in effect from time to time and the dealer agreement set forth on Exhibit 1 attached hereto and incorporated herein by reference. Lender Escrow Accounts the right to modify its policies and procedures from time to time and agrees to provide copies of its policies and procedures to Sellers.

i)	Lender shall be responsible for the servicing of the Customer Loans, including collection of loan payments from the Customers. Lender agrees to use commercially reasonable efforts to collect the Customer Loans.

j)	Sellers agree to make field calls on Customers and home inspections from time to time upon request by Lender.

k)	Lender will be entitled to collect, receive and retain an Origination and Service Fee on each Customer Loan as set forth on Exhibit 2, attached hereto and incorporated herein by reference.

l)	Sellers agree to purchase manufactured homes and land which secure defaulted Customer Loans on the terms set forth in this Agreement.

m)	All Customer Loans shall be in the name of Lender and Lender can take such actions as it deems appropriate in connection with the collection, sale, pledge or other disposition of the Customer Loans without the consent of Sellers but shall account to Sellers for the proceeds thereof as provided herein.

2)	Finance Revenue Sharing. Sellers and Lender will share equally in withdrawals of Escrow Account Balances in excess of the Minimum Escrow Account balance. The profits and losses from Customer Loans will be accounted for by Lender, by the creation of a Escrow Account (the “Escrow Account”).

3)	Escrow Account Credits and Charges.

a)	Upon execution of this Agreement, Sellers will deposit $250,000 cash with Lender, which will be credited to the Escrow Account (the “Initial Deposit”).

b)	Upon execution of this Agreement, Lender will credit $250,000 to the Escrow Account (“the Initial Funding”). The combined Initial Deposit and Initial Funding will create an initial Escrow Account balance of $500,000.

c)	All prepaid finance charges to Customers as identified on Loan contract documents will be credited to the Escrow Account.

d)	Interest will be credited to the Escrow Account each month based on the Escrow Account balance on the first calendar day of each month (the “Escrow Account Interest”). The rate of interest credited on the Escrow Account balance will equal the average cost of funds for Lender for short term borrowing (i.e., borrowing with a maturity date of less than twelve (12) months from the date of funding) on the first day of the month for which interest is calculated. Changes in the Escrow Account balance during the month will not be considered in calculating the interest earnings for the month.

e)	The Escrow Account will be charged with and debited for all losses incurred by Lender on Loans that do not result in a Repossession Home, liquidation expenses reimbursed by Lender to Sellers, as per the liquidation procedure in paragraph 6,, collection expenses other than ordinary Servicing Expenses, attorney fees and other out of pocket expenses related to the Customer Loans.

f)	The funds deposited or credited by Sellers and Lender will not be segregated and may be co-mingled and used with other funds of Lender but shall be separately accounted for and credited to the Escrow Account for accounting purposes.

g)	Sellers hereby grants to Lender a security interest in Sellers share of the Escrow Account and any other Escrow Accounts or other property rights established for Sellers benefit with respect to Customer Loans purchased by Lender pursuant to this Agreement or any other Agreement between the parties hereto, whether such Escrow Accounts, participations or other amounts earned by Sellers are considered to be an account, general intangible or other category of tangible or intangible personal property. Sellers agrees to execute documents reasonably requested by Lender from time to time to evidence or effect the perfection of the security interest granted to Lender. Upon termination of this Agreement, such security interest shall continue until all obligations of Sellers to Lender are satisfied.

4)	Assignment of Collections. Lender shall credit to the Escrow Account By the tenth (10th) day of each month following the month of collection. the “Net Collections”, which are defined as the remainder of:

a)	The collections received from Customers on a monthly basis by Lender in connection with Customer Loans,

b)	Less:

c)	Origination and Service Fee paid to Lender pursuant to the Origination and Service Fee Schedule attached hereto as Exhibit 2,

d)	Interest expense in connection with loans used to fund Customer Loans. Interest expense on all loans shall be calculated at Lenders short term cost of funds until Lender acquires Long Term Funds (funds with a maturity in excess of 36 months). Periodically Lender will acquire Long Term Funds. At the time Lender acquires Long Term Funds, Lender will assign each loan that has not previously been assigned a Long Term Cost of funds an interest rate equal to Lenders Long Term Funds rate on that date.

e)	The principal portion of any payment received from a customer.

f)	Late fees and return check fees collected and paid to Lender as servicer,

g)	Premiums for credit risk insurance,

h)	Tax and insurance escrow payments, and

i)	Professional service fees for services provided for the benefit of the parties pursuant to or in furtherance of this Agreement.

5)	Repossession Repurchase. Repossession Homes shall include home only repossessions and homes with land as a portion of the collateral (“Land/Home”). Lender shall have full responsibility for servicing of loans until the Repossession Home is available for possession by Sellers. Upon notification from Lender that a Repossession home is available for resale, Sellers shall repurchase the loan at 100% of the loan balance including accrued interest and legal fees (“Repurchase Price”).

a)	Lender shall manage all legal notices including coordinating deeds in lieu of foreclosure and foreclosure sales. Lender shall notify Sellers immediately when a home is surrendered by a Customer. However, Lender shall not send a repurchase notice to Sellers until Lender can provide a clear chain of title to Sellers.

b)	Upon receipt of payoff Lender shall forward title and other lien assignment documents to Sellers.

c)	Sellers shall have complete responsibility for the liquidation of Repossession Homes, including transporting homes, repairing homes to resale condition, remarketing homes, maintaining records of remarketing expenses, and paying all liquidation expenses.

d)	Upon Liquidation of a Repossession home, Sellers shall send a detailed invoice to Lender of all repossession, foreclosure, and liquidation expenses incurred by Sellers. Lender, subject to the limitations below shall reimburse Sellers for the liquidation expenses.

i)	On a home only repossession the reimbursement by Lender shall not exceed 60% of the repurchase price, nor shall it be less than 40% of the Repurchase Price.

ii)	On a Land/Home repossession the reimbursement by Lender shall not exceed 45% of the repurchase price, nor shall it be less than 25% of the Repurchase Price.

6)	Indemnification. Sellers and Lender agree as follows:

a)	Sellers agrees to indemnify and reimburse Lender for all claims, demands, liabilities, suits, damages, costs, expenses and charges related to or arising out of Customer Loans arising from the acts of Sellers, such payment to be made within thirty (30) days of written request by Lender.

b)	Lender agrees to indemnify and reimburse Sellers for all claims, demands, liabilities, suits, damages, costs, expenses and charges related to or arising out of Customer Loans arising from the acts of Lender, such payment to be made within thirty (30) days of written request by Sellers.

7)

Monthly Reports. Lender will provide a monthly report to Sellers by the 10th day of each month regarding credits and debits to the Escrow Account and the Escrow Account balance as of the prior month end. Upon request of Sellers, Lender shall provide a schedule of collections from Customers with detail of principal, interest, late charge, escrow and adjustments. Lender will provide to Sellers twice each month a list of past due accounts. Such reports will be conclusively presumed to be correct unless objected to by Sellers within 365 days of days of receipt.

8)	Escrow Account Disbursements.

(a)	Beginning on or about May 1, 2006, and continuing at least quarterly thereafter, the Escrow Account balance in excess of the Minimum Escrow Account Amount (as hereafter defined) will be divided and paid equally to Sellers and Lender (the “Escrow Account Disbursements”).

(b)	A minimum Escrow Account balance (the “Minimum Escrow Account Amount”) will be maintained in an amount equal to the sum of:

(i)	3% of the principal balance of all Customer Loan balances outstanding. (The “Outstanding Loans”), plus

(ii)	10% of the Outstanding Loans between 30 and 59 days past due as of the last day of the quarter, plus

(iii)	20% of Outstanding Loans between 60 and 89 days past due as of the last day of the quarter, plus

(iv)	50% of Outstanding Loans 90 days or more past due as of the last day of the quarter, including Outstanding Loans in the process of repossession but the collateral for which has not yet been repurchased by Sellers.

(c)	No disbursement shall be made from the Escrow Account to the parties pursuant to this Section unless, at the time the disbursement would be made, the weighted average current interest rate yield on the Customer Loans exceeds by at least two percent [2.00%] the sum of (i) Lender’s average weighted cost of funds on the Customer Loans, plus (ii) the Origination and Service Fee.

9)	Escrow Account Deficit.

a)	Lender shall provide to Sellers a notice of Escrow Account deficit (“Notice of Escrow Account Deficit”) at any time the Escrow Account balance is $500,000 below the Minimum Escrow Account Amount (a “Escrow Account Deficit”).

b)	Within 30 days of receipt of a Notice of Escrow Account Deficit, Sellers will deposit in cash with Lender for Credit to the Escrow Account, an amount equal to 50% of the Escrow Account Deficit, and Lender will credit an equal amount to the Escrow Account.

c)	In the event Sellers fails to deposit the required cash with Lender within the 30 days provided , Sellers will forfeit any right, claim or interest in the Escrow Account and to any future Net Collections or other economic benefits from the Customer Loans, but will continue to be required repurchase repossessions as described in this Agreement.

10)	Advisory Board. An Advisory Board will be established to provide counsel and to facilitate communication and general agreement between Sellers and Lender as follows:

a)	The Advisory Board will consist of four people: two named by Sellers and two named by Lender.

b)	The term for each Advisory Board member shall be at the discretion of the company with the right to name the member.

c)	The Advisory Board will meet at a convenient time and within 60 days of the request of any Advisory Board member, but no less frequently than annually.

11)	Termination. This Agreement shall terminate as to new business (a “Termination”) upon the earlier of:

(a)	Such time as required by applicable law.

(b)	Such time as Sellers or Lender files for bankruptcy, reorganization or makes an assignment for the benefit of its creditors.

(c)	Four months after Sellers or Lender gives written notice of its intent to terminate the Agreement.

(d)	Upon Termination, the existing Customer Loans will be collected or otherwise liquidated by Lender in the normal course of business, but no additional Customer Loans will be made pursuant to this Agreement other than re-financing or re-sales of manufactured homes and manufactured homes and land that secure existing Customer Loans. Due to the substantial risk of loss involved with the Customer Loans, Sellers and Lender acknowledge and agree that liquidation of the existing Customer Loans may take a substantial period of time. This Agreement will remain in full force and effect as to Customer Loans in existence on the date of Termination, and a Minimum Escrow Account Amount will continue to be maintained as required by this Agreement until all existing Customer Loans have been paid in full or otherwise liquidated. Sellers obligation to repurchase repossessions and provide collection assistance shall survive Termination of this Agreement.

(e)	In succeeding months After Termination, the Origination and Service Fee paid to Lender as defined in exhibit 2, shall not exceed the average Origination and Service Fee rate for the immediately preceding Twelve (12) months, prior to the Terminating event.

12)	Arbitration. Sellers and Lender consent and agree that any and all claims, disputes or controversies arising in connection with this Agreement or otherwise between Sellers and Lender will be settled solely by means of final and binding arbitration in the State of Delaware in accordance with the applicable provisions of the Uniform Arbitration Act, as referenced in the Delaware Code. Sellers and Lender shall mutually agree upon the arbitrator to determine such claim. In the event the parties are unable to so mutually agree, the arbitrator shall be appointed by application to any court of competent jurisdiction in the State of Tennessee. Judgment on the arbitration award may be entered in any such court. This arbitration provision inures to the benefit of, and is intended to be for the benefit of, the heirs, assigns, agents, subsidiaries and affiliates of the parties. Any contests to the validity or enforceability of this arbitration provision shall be determined by arbitration in accordance with the terms of this arbitration provision.

13)	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Tennessee, without giving effect to principles of conflicts of law.

14)

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

15)	Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements from the non-prevailing party in addition to any other relief to which such party may be entitled.

16)	Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of both parties.

17)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

18)	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

19)	Entire Agreement. This Agreement, the Manufactured/Modular Home Dealer Agreement, and exhibits attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof; and supercede any and all other written or oral agreements relating to the subject matter hereof or thereof existing between the parties.

20)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

21)

Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns and other legal representatives. This Agreement and the rights and obligations hereunder shall not be assigned by any party, without the written consent of the other party hereto. Consent by Sellers or Lender shall not be unreasonably withheld. Notwithstanding the foregoing, Lender shall have the right to assign this Agreement in connection with any sale of substantially all the assets of Lender to an entity, which continues to provide financing for retail purchasers of manufactured homes.

22)	Covenant Sellers and Lender shall maintain a minimum tangible net worth of $2,000,000 throughout the term of this agreement. If this Agreement is Terminated, Sellers and Lender shall maintain either a minimum tangible net worth of $2,000,000 or an amount equal to 50% of the outstanding balance of the portfolio originated and outstanding that were sold to Lender under the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

21ST MORTGAGE CORPORATION

By:	/s/ Tim Williams
Tim Williams, President

Address:	P. O. Box 477
Knoxville, TN 37901

SELLERS:
Majestic Homes, Inc.

By:	/s/ Tom Trexler
(Signature)

Tom Trexler, President
3741 S. W. 7th Street
Ocala, FL 34474

Prestige Homes, Inc.

By:	/s/ Tom Trexler
(Signature)
Tom Trexler, President
3741 S. W. 7th Street
Ocala, FL 34474

EXHIBIT 1

[Dealer Agreement]

Existing Manufactured/Modular Home Dealer Agreement between Nobility Homes

Inc. and all of its majority owned subsidiaries and 21st Mortgage Corp. dated July 17, 1997.

EXHIBIT 2

ORIGINATION AND SERVICE FEES SCHEDULE

Lender shall be entitled to collect, receive and retain Origination and Service Fees for originating and servicing the Customer Loans in accordance with the fee schedule set forth below. Origination and Service Fees shall be deducted from collections as provided in Section 4(b)i. In the event that Lender receives service fees from a third party following a Securitization, Lender shall be entitled to retain such service fees but such service fees shall not be deducted from the Escrow Account.

A. Origination and Service Fee. The Origination and Service Fee shall be an amount equal to 1.50% per annum of the outstanding principal balance of all Customer Loans as of the first day of the month for which the calculation is made and paid to or deducted and retained by Lender as payments are received on the Customer Loans.

B. Reduction of Origination and Service Fees. In any calendar quarter, if Lender books, closes and funds at least One Million, Five Hundred Thousand ($1,500,000) of Customer Loans, or One Million, Five Hundred Thousand ($1,500,000) average for the prior three quarters The (“Threshold Volume Level”), then the Origination and Service Fee set forth above will be reduced by 0.25% during the subsequent quarter. In the event Sellers quarterly retail sales are less than $3,000,000, then the Threshold Volume Level shall be reduce to $1,000,000.